AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 12th day of December, 2007, by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, The American Trust Allegiance Fund, Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and American Trust Investment Advisors, LLC, “the Advisor”), as parties to the Distribution Agreement dated as of June 21, 2006 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	James R. Schoenike
Title: President	Title: President

AMERICAN TRUST INVESTMENT ADVISORS, LLC
By: /s/ Paul H. Collins
Name: /s/ Paul H. Collins
Title: President

Amended Exhibit A
 to the Distribution Agreement – Advisors Series Trust

American Trust Investment Advisors, LLC

Fund Names

Name of Series	Date Added
The American Trust Allegiance Fund	11/18/2002
The American Trust Energy Alternatives Fund	on or after 12/12/2007